Exhibit 4.7

Caspian Services, Inc.

2008 Equity Incentive Plan

ADOPTED BY CASPIAN SERVICES INC. BOARD OF DIRECTORS

AS OF APRIL 28,, 2008.

Table of Contents

Section 1 PURPOSE AND OBJECTIVE
Section 2 DEFINITIONS
Section 3 ADMINISTRATION
Section 4 SHARES SUBJECT TO PLAN
Section 5 DURATION OF PLAN
Section 6 STOCK OPTIONS
Section 7 RESTRICTED AND UNRESTRICTED STOCK AWARDS
Section 8 PERFORMANCE AWARDS
Section 9 OTHER STOCK UNIT AWARDS
Section 10 TRANSFERABILITY OF AWARDS
Section 11 TERMINATION OF AWARDS
Section 12 DEFERRALS
Section 13 TERMINATION OR AMENDMENT OF PLAN
Section 14 GENERAL PROVISIONS

Section 1

PURPOSE AND OBJECTIVE

1.1       Objective. The purpose of the Caspian Services, Inc. 2008 Equity Incentive Plan is to provide a means whereby Caspian Services, Inc., a Nevada corporation (the “Corporation”), may attract able persons to remain in or to enter the employ of the Corporation, a Parent Corporation, or a Subsidiary and to provide a means whereby those employees, directors, officers, and other individuals or entities upon whom the responsibilities of the successful administration, management, planning, and/or organization of the Corporation may rest, and whose present and potential contributions to the welfare of the Corporation, a Parent Corporation or a Subsidiary are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the long-term welfare of the Corporation.

1.2. A further purpose of the Plan is to provide such employees and individuals or entities with additional incentive and reward opportunities designed to enhance the profitable growth of the Corporation over the long term.

1.3 Accordingly, the Plan provides for granting Common Stock, Incentive Stock Options, options which do not constitute Incentive Stock Options, or any combination of the foregoing, as is best suited to the circumstances of the particular recipients as provided herein.

Section 2

DEFINITIONS

For purposes of this Plan, the following terms shall have the following meanings:

2.1 “Advisor” means anyone who provides bona fide advisory or consultation services to the Corporation other than the offer or sale of securities in a capital-raising transaction.

2.2 “Award” means any one or more of the following: (a) Stock Options, (b) Restricted Stock; (c)Performance Awards; and (d) other awards based in whole or in part by reference to or otherwise based on the Corporation’s Shares, or other securities of the Corporation or any Subsidiary.

2.3 “Award Agreement” means issued by the Corporation and accepted by the Grantee Notice of Award which together shall constitute written agreement setting forth the terms of an Award.

2.4 “Award Date” or “Grant Date” means the date designated by the Corporation as the date upon which an Award is granted.

2.5 “Board” means the board of directors of the Corporation.

2.6 “Cause” is defined as including, but not limited to, termination of employment by voluntary action of the Participant without the consent of the Corporation, insubordination, dishonesty, gross misconduct, theft of or intentional damage to the Corporation’s property, intentional harm to the Corporation’s reputation, material breach of the Participant’s duty of fidelity to the Corporation, excessive use of alcohol on Corporation premises or during working time, the use of illegal drugs, the commission of a criminal act (other than misdemeanor traffic offenses), willful violation of Corporation policies or trading in Caspian Services, Inc. stock or other securities for personal gain based on knowledge of the Corporation’s activities or results when such information is not available to the general public.

2.7 “Change of Control Value” means the amount determined in Clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to stockholders of the Corporation in any merger, consolidation, sale or assets or dissolution transaction, (ii) the price per share offered to stockholders of the corporation in any tender offer or exchange offer whereby a Corporate Change takes place or (iii) if a Corporate Change occurs other than as described in Clause (i) or Clause (ii), the fair market value per share determined by the Board as of the date determined by the Board to be the date of cancellation and surrender of an Option. If the consideration offered to stockholders of the Corporation in any transaction described in this Paragraph or Sections 7.4 and 7.5 consists of anything other than cash, the Board shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

2.9 “Common Stock” means the common stock of the Corporation.
2.10 “Corporation” means Caspian Services, Inc.

2.11 “Corporate Change” means one of the following events: (i) the merger, consolidation or other reorganization of the Corporation in which the outstanding Common Stock is converted into or exchanged for a different class of securities of the Corporation, a class of securities of any other issuer (except a Subsidiary or Parent Corporation), cash or other property other than (a) a merger, consolidation or reorganization of the Corporation which would result in the voting stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least fifty percent plus one share (50% + one share) of the combined voting power of the voting stock of the

Corporation or such surviving entity outstanding immediately after such merger, consolidation or reorganization of the Corporation, or (b) merger, consolidation or reorganization of the Corporation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than forty-nine percent (49%) of the combined voting power of the Corporation’s then outstanding stock; (ii) the sale, lease or exchange of all or substantially all of the assets of the Corporation to any other corporation or entity (except a Subsidiary or Parent Corporation); (iii) the adoption by the stockholders of the Corporation of a plan of liquidation and dissolution; (iv) the acquisition (other than acquisition pursuant to any other clause of this definition) by any person or entity, including without limitation a “group” as contemplated by Section 13(d)(3) of the Exchange Act, of beneficial ownership, as contemplated by such Section, of more than twenty-five percent (25%) (based on voting power) of the Corporation’s outstanding capital stock or acquisition by a person or entity who currently has beneficial ownership which increases such person’s or entity’s beneficial ownership to fifty percent (50%) or more (based on voting power) of the Corporation’s outstanding capital stock; or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Corporation before such election shall cease to constitute a majority of the Board. Notwithstanding the provisions of clause (iv) above, a Corporate Change shall not be considered to have occurred upon the acquisition (other than acquisition pursuant to any other clause of the preceding sentence) by any person or entity, including without limitation a “group” as contemplated by Section 13(d)(3) of the Exchange Act, of beneficial ownership, as contemplated by such Section, of more than twenty-five percent (25%) (based on voting power) of the Corporation’s outstanding capital stock or the requisite percentage to increase their ownership to fifty percent (50%) resulting from a public offering of securities of the Corporation under the Securities Act of 1933, as amended.

2.12 “Designated Officer” means an officer of the Corporation, such as the President or his designee, who might be entrusted with the authority by the Board of Directors to grant options or make stock grants under the Plan. If for any reason the Board has not granted its authority to a designated officer, then the Board will act as the Designated Officer and any reference herein to the Designated Officer will then reference the Caspian Services, Inc. Board of Directors .

2.13 “Director” means a member of the Board of the Corporation.

2.14 “Disability” means a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

2.15 “Eligible Employee” means anyone who performs services for the Corporation or a Subsidiary, including an Officer or Director of the Corporation or a Subsidiary, compensated on a regular basis by the Corporation or a Subsidiary, other than one who is receiving Retirement benefits, consulting fees, honorariums and the like from the Corporation.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 “Fair Market Value” means, as of any specified date, the last closing price for a Share on the NYSE, NASDAQ, AMEX or any stock exchange or national trading or quotation system on which such sales of Shares are reported. If no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is not then listed on any national securities exchange but is traded over the counter at the time determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the reported high and low sales prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Board in such manner as it deems appropriate (such determination will be made in good-faith as required by Section 422(c)(1) of the Code and may be based on the advice of an independent investment banker or appraiser recognized to be expert in making such valuations).

2.18 “Grant” means individually or collectively, any Award granted pursuant to the Plan.

2.19 “Grantee” means and employee, director, officer, Advisor, other individual or entity who has been granted an Award pursuant to the Plan.

2.20 “Holder” means an individual or entity who has been granted an Award.

2.21 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

2.22 “Option” means an Award granted under Section 6 of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options which do not constitute Incentive Stock Options to purchase Common Stock.

2.23 “Non-employee Director” means each Director of the Corporation or its subsidiaries, now serving as a Director or elected hereafter, who is not also an employee of the Corporation or any of its Subsidiaries.

2.24 “Non-Qualified Option” means any Stock Option that is not an Incentive Option to a Stock Option.

2.25 “Officer” means the president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer who performs a significant policy-making function.

2.26 “Option Agreement” means a written agreement between the Corporation and a recipient of a Stock Option granted under the Plan.

2.27 “Option Price” means the price per Share at which a Share may be purchased upon the exercise of a Stock Option or an Award.

2.28 “Optionee” means the recipient of a Stock Option granted under the Plan.

2.29 “Other Stock Unit Awards” shall have the meaning set forth in Section 10 thereof.

2.30 “Parent Corporation” shall have the meaning set forth in Section 424(e) of the Code.

2.31 “Participant” means a person to whom an Award has been made pursuant to this Plan.

2.32 “Performance Award” means an Award of Shares or cash conditioned upon meeting performance criteria granted to a Participant pursuant to Section 9 of this Plan.

2.33 “Performance Period” means that period established by the Board at the time any Performance Award is granted or at any time thereafter during which any performance goals established by the Committee with respect to such an Award are to be measured.

2.34 “Plan” means the Caspian Services, Inc. 2008 Equity Incentive Plan.

2.35 “Restricted Stock” means Shares issued pursuant to a Restricted Stock Award which are subject to the restrictions set forth in the related Award Agreement.

2.36 “Restricted Stock Award” means an Award of a fixed number of Shares to a Participant which is subject to forfeiture provisions and other conditions set forth in the Award Agreement.

2.37 “Rule 16b-3” means Rule 16b-3 of the General Rules and Regulations of the Securities and Exchange Commission under the Exchange Act, as such rule is currently in effect or as hereafter modified or amended.

2.38 “Share” means one share of the Common Stock of Caspian Services Inc.

2.39 “Subsidiary” means an entity (whether a corporation, partnership, joint venture or other form of entity) in which the Corporation, or a corporation in which the Corporation owns a majority of the shares of capital stock, directly or indirectly, owns an equity interest of fifty percent (50%) or more, except solely with respect to the issuance of Incentive Stock Options the term “Subsidiary” shall have the same meaning as the term “subsidiary corporation” as defined in Section 424(f) of the Code.

2.40 “Stock Option” or “Option” means the right to purchase Shares granted pursuant to Section 6 of this Plan.

Section 3

ADMINISTRATION

3.1       Administration of Plan by Board. The Plan shall be administered by the Board in compliance with Rule 16b-3. Members of the Board shall abstain from participating in and deciding matters which directly affect their individual ownership interests under the Plan.

3.2       Powers. Subject to the terms of the Plan, the Board or Designated Officers shall have sole authority, in their discretion, to determine which employees, officers, directors, individuals or entities shall receive an Award or Grant, the time or times when such Award or Grant shall be made, whether Common Stock, an Incentive Stock Option or nonqualified Option shall be granted and the number of shares of Common Stock which may be issued under each Option. In making such determinations, the Board of Designated Officer may take into account the nature of the services rendered by these individuals, their present and potential contribution to the success of the Corporation, a Parent Corporation or a Subsidiary, and such other factors as the Board in its discretion shall deem relevant.

3.3       Additional Powers. The Board shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, the Board is authorized in its sole discretion, exercised in a nondiscriminatory manner, to construe and interpret the Plan and the respective agreements executed thereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award or Grant, including such terms, restrictions and provisions as shall be requisite in the judgment of the Board to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Board may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to an Award or Grant in the manner and to the extent it shall deem expedient to carry it into effect. The determination of the Board on the matters referred to in this Section 3 shall be conclusive.

3.4        Decisions Final. Any action, decision, interpretation or determination by or at the direction of the Board concerning the application or administration of this Plan shall be final and binding upon all persons and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions.

Section 4

SHARES SUBJECT TO PLAN

4.1       Shares. Subject to adjustment as provided in Section 4.2, the number of Shares which may be issued under this Plan shall not exceed 5,000,000 Shares. If any Award granted under this Plan shall expire, terminate or be canceled for any reason without having been exercised in full, the number of Shares not acquired that are subject to such Award shall again be available for future grants. The Board may make such other determinations regarding the counting of Shares issued pursuant to this Plan as it deems necessary or advisable, provided that such determinations shall be permitted by law. Shares underlying a canceled Stock Option shall be counted against the maximum number of Shares for which Stock Options may be granted to a Grantee. The repricing of Stock Options shall be strictly prohibited under this Plan.

4.2       Adjustment Provisions. If the Corporation shall at any time change the number of issued Shares, without new consideration to the Corporation, by stock dividend, split, combination, recapitalization, reorganization, exchange of Shares, liquidation or other change in corporate structure affecting the Shares, the total number of Shares reserved for issuance under the Plan shall be appropriately adjusted and the number of Shares covered by each outstanding Award and the reference price or Fair Market Value for each outstanding Award shall be adjusted so that the aggregate consideration payable to the Corporation and the value of each such Award shall not be changed. The Board may authorize the issuance, continuation or assumption of Awards or provide for other equitable adjustments after changes in the Shares resulting from any merger, consolidation, sale of assets, acquisition of property or stock, recapitalization, reorganization or similar occurrence in which the Corporation is the continuing or surviving entity, upon such terms and conditions as it may deem equitable and appropriate.

4.3       Existence of the Plan Does Not Inhibit the Board’s Power to Adjust, Recapitalize, Reorganize, or Make Any Other Capital Structure Change. The existence of the Plan and the Awards and/or Grants made hereunder shall not affect in any way the right or power of the Board or the stockholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure of the Corporation, a Parent Corporation or a Subsidiary or their business, any merger or consolidation of the Corporation, a Parent Corporation or a Subsidiary, any issue of debt or equity securities having any priority or preference with respect to or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Corporation, a Parent Corporation or a Subsidiary, or any sale, lease, exchange or other disposition of all or any part of their assets or business or any other corporate act or proceeding.

4.4       Right of Optionee. If the Corporation recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an Option theretofore granted, the Optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock as to which such Option shall then be exercisable, the number and class of shares of stock and securities, and the cash and other property to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of such record of the number of shares of Common Stock then covered by such Option.

4.5       Corporate Change. In the event of a Corporate Change, unless otherwise deemed to be impractical by the Board, then no later than (i) two business days prior to any Corporate Change referenced in Clause (i), (ii), (iii), (v) or (vi) of the definition thereof or (ii) ten business days after any Corporate Change referenced in Clause (iv) of the definition thereof, the Board, acting in its sole discretion without the consent or approval of any Participant or Optionee, shall act to effect the following alternatives with respect to outstanding Options which acts may vary among individual Optionees or Participants and, with respect to acts taken pursuant to Clause (i) above, may be contingent upon effectuation of the Corporate Change: (A) in the event of a Corporate Change referenced in Clauses (i), (ii) and (vi) acceleration of exercise for all Options then outstanding so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Board, after which specified date all unexercised Options and all rights of Optionees thereunder shall terminate; (B) in the event of a Corporate Change referenced in Clauses (iii), (iv) and (v) require the mandatory surrender to the Corporation by selected Optionees of some or all of the outstanding Options held by such Optionees (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date (before or after such Corporate Change) specified by the Board, in which event the Board shall thereupon cancel such Options and pay to each Optionee an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares; (C) in the event of a Corporate Change referenced in Clauses (iii), (iv) and (v), make such adjustments to Options then outstanding as the Board deems appropriate to reflect such Corporate Change (provided, however, that the Board may determine in its sole discretion that no adjustment is necessary to Options then outstanding); (D) in the event of a Corporate Change referenced in Clauses (iii), (iv) and (v), provide that thereafter upon any exercise of an Option theretofore granted the Optionee shall be entitled to purchase under such Option, in lieu of the number of shares of Common Stock as to which such Option shall then be exercisable, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Optionee would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets or plan of liquidation and dissolution if, immediately prior to such merger, consolidation or sale of assets or any distribution in liquidation and dissolution of the Corporation, the Optionee had been the holder of record of the number of shares of Common Stock then covered by such Option; or (E) in the event of a Corporate Change referenced in Clauses (iii), (iv) and (v), cancel the Options granted if the Fair Market Value of the Common Stock underlying the Options is below the Option exercise price.

4.6       Stock Offered. The stock to be offered pursuant to an Award or Grant may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Corporation.

Section 5

DURATION OF PLAN

5.1       The Plan shall be effective as of April 28, 2008, the date of its adoption by the Board, provided that the Plan is approved by the stockholders of the Corporation within twelve (12) months before or thereafter and on or prior to the date of the first annual meeting of stockholders of the Corporation held subsequent to the acquisition of an equity security by a Holder hereunder for which exemption is claimed under Rule 16b-3. The Plan shall be terminated and no further Awards or Common Stock may be granted under the Plan after ten (10) years from the date the Plan is adopted by the Board or the date the Plan is approved by the Corporation’s shareholders, whichever is earlier. Subject to the provisions of Section 8, the Plan shall remain in effect until all Options granted under the Plan have been exercised or have expired by reason of lapse of time and all restrictions imposed upon restricted stock awards have lapsed.

5.2       The provisions of the Plan shall continue operative with respect to all outstanding Awards until their expiration.

Section 6

STOCK OPTIONS

6.1       Stock Options may be granted alone or in addition to other Awards granted under this Plan. Each Stock Option granted shall be designated as either a Non-Qualified Option or an Incentive Option

6.2       Eligibility. An Incentive Stock Option Award made pursuant to the Plan may be granted only to an individual who, at the time of grant, is an employee of the Corporation, a Parent Corporation or a Subsidiary. An Award of an Option which is not an Incentive Stock Option or a Grant of Common Stock may be made to an individual who, at the time of Award or Grant, is an employee of the Corporation, a Parent Corporation or a Subsidiary, or to an individual who has been identified by the Board or Designated Officer to receive an Award or Grant due to their contribution or service to the Corporation, including members of the Board of Directors of the Corporation, a Parent Corporation or a Subsidiary. An Award or Grant made pursuant to the Plan may be made on more than one occasion to the same person, and such Award or Grant may include a Common Stock Grant, an Incentive Stock Option, an Option which is not an

Incentive Stock Option, Other Award, or any combination thereof. Each Award or Grant shall be evidenced by a written instrument duly executed by or on behalf of the Corporation.

6.3       The aggregate Fair Market Value of Shares, determined at the Grant Date, with respect to Incentive Options that may be exercised for the first time by any individual during any calendar year under this Plan or any other plan maintained by the Corporation and its Subsidiaries shall not exceed $100,000. To the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Options are exercisable for the first time by any individual during any calendar year, under all plans of the Corporation and its Subsidiaries, exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

6.4       Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Corporation (and any Parent Corporation or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000) (within the meaning of Section 422 of the Code), such excess Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Board shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an Optionee’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Optionee of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its Parent Corporation or a Subsidiary, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

6.5       Options and Rights in Substitution for Stock Options Made by Other Corporations. Options may be granted under the Plan from time to time in substitution for stock options held by employees of corporations who become, or who became prior to the effective date of the Plan, employees of the Corporation, of any Parent Corporation or of any Subsidiary as a result of a merger or consolidation of the employing corporation with the Corporation, such Parent Corporation or such Subsidiary, or the acquisition by the Corporation, a Parent Corporation or a Subsidiary of all or a portion of the assets of the employing corporation, or the acquisition by the Corporation, a Parent Corporation or a Subsidiary of stock of the employing corporation with the result that such employing corporation becomes a Subsidiary.

6.6       Stock Option Agreement. Each Option shall be evidenced by an Option Agreement between the Corporation and the Optionee which shall contain such terms and conditions as may be approved by the Board and agreed upon by the Participant. The terms and conditions of the respective Option Agreements need not be identical.

6.7       Option Price. The Option Price shall be determined by the Committee at the time of grant, except that no Incentive Option may be granted for an Option Price less than 100% of Fair Market Value on the Grant Date.

6.8       Option Term. The Option Term shall be fixed by the Board, its Committee or Designated Officer, but no Incentive Option shall be exercisable more than ten years after its Award Date.

6.9        Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be specified in the Award Agreement, provided, however, that a Stock Option may not be exercised as to less than twenty-five Shares at any one time or the total number available for exercise at that time.

6.10     Method of Exercise. Subject to section limitation in section 6.9 a Stock Option may be exercised in whole or in part at any time during its Term by giving written notice of exercise to the Corporation specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the Option Price in cash or through the tender of previously-owned Shares which for such purposes shall be valued at their Fair Market Value unless some other form of consideration is authorized by the Board. Once delivered, an exercise shall be irrevocable.

6.11      Transferability of Stock Options. Stock Options shall be Transferable as provided in Section 10.

6.12      Termination. Stock Options shall terminate in accordance with Section 11.

6. 13     Buyout and Settlement Provisions. The Corporation may at any time offer to buy out a Stock Option previously granted, based on such terms and conditions as the Committee shall establish.

Section 7

RESTRICTED AND UNRESTRICTED STOCK AWARDS

7.1       Grants of Restricted Stock Awards. The Board or Designated Officer acting on behalf of the Corporation may, in its discretion, grant one or more Restricted Stock Awards to any eligible Grantee. The Restricted Stock Awards may be granted subject to the attainment of specified performance goals, continued employment or such other limitations or restrictions as the Board or Designated Officer may determine. Each Restricted Stock Award shall specify the number of Shares to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such Shares by the Participant and the restrictions imposed on such Shares.

7.2       Terms and Conditions of Restricted Stock Awards. After they are granted, Restricted Stock Awards shall be subject to the following provisions:

7.2.1    Issuance of Shares. Shares of Restricted Stock may be issued immediately upon grant or upon vesting as determined by the Board or Designated Officer. Unless otherwise determined one third of the Shares of Restricted Stock shall vest at the time of such Award is made, two thirds of the Award shall vest after the first anniversary of the date of the Grant, with the remaining portion of the Award vesting after the second anniversary of date of the Grant.

7.2.2    Stock Powers and Custody. If any stock certificates are issued in respect of Shares of Restricted Stock awarded under this Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The certificates evidencing Restricted Stock shall be held in custody of the Corporation until the restrictions on them shall have lapsed. The Corporation may also require the Participant to deliver a stock power endorsed in blank relating to the certificates evidencing Restricted Stock and such stock be held in custody by the Corporation until the restrictions on them have lapsed.

7.2.3    Shareholder Rights. Participants receiving Restricted Stock Awards shall be entitled to dividend and voting rights for the Restricted Stock held by them while it is outstanding unless otherwise determined by the Committee at the time of grant.

7.2.4 Transferability. Restricted Stock Awards shall be Transferable as provided in Section 10.

7.2.5 Termination. Restricted Stock Awards shall terminate in accordance with the provisions of Section 11.

7.3       Unrestricted Stock Awards. The Board or Designated Officer acting on behalf of the Corporation may make Awards of unrestricted Shares to key Eligible Employees, Advisors and/or Directors, in recognition of outstanding achievements or contributions. Shares issued on a bonus basis may be issued for no cash consideration. Each certificate for unrestricted Shares shall be registered in the name of the Participant and delivered to the Participant.

Section 8

PERFORMANCE AWARDS

8.1.      In addition to Stock Option Awards and Restricted Stock Awards granted pursuant to Sections 6 and 7 of the Plan, Board or Designated Officer acting on behalf of the Corporation, in its discretion, may grant Performance Awards to Eligible Employees, Advisors and/or Directors. A Performance Award shall consist of the right to receive either Shares or cash of an equivalent value, or a combination of both, at the end of a specified Performance Period or a fixed dollar amount payable in cash or Shares, or a combination of both, at the end of a specified Performance Period. The Board or Designated Officer, may determine the Eligible Employees, Advisors, and/or Directors to whom and the time or times at which Performance Awards shall be granted, the number of Shares or the amount of cash to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant’s Performance Award will vest, and the other terms and conditions of the Performance Award in addition to those set forth in Subsection 6 and Section 7 of this Plan.

8.2       Criteria for Awards. The Corporation may condition the grant or vesting of a Performance Award upon the attainment of specified performance goals, including but not limited to, appreciation in the Fair Market Value, book value or other measure of value of the Shares; the performance of the Corporation or groups within the Corporation based on increases in sales, earnings (which may include an add back for taxes, interest, and/or depreciation and amortization), operating earnings, profit margins, earnings per Share, cash flow, favorable comparison to established budgets, return on stockholders’ equity, return on assets, attainment of strategic and operational initiatives, market share, comparisons with various stock market indices, reduction in costs or a combination of such factors; personal performance measures or such other similar factors or criteria as the Committee shall determine.

8.3       Terms and Conditions of Performance Awards. Performance Awards shall be subject to the following terms and conditions:

8.3.1    Dividends. Unless otherwise determined by the Board at the time of the grant of the Award, amounts equal to dividends declared during the Performance Period with respect to any Shares covered by a Performance Award will be paid to the Participant.

8.3.2    Payment. Subject to the provisions of the Award Agreement and this Plan, at the expiration of the Performance Period, Share certificates, cash or a combination of both, as set forth in the Award Agreement, shall be delivered to the Participant, or his or her legal representative or guardian, in a number or an amount equal to the vested portion of the Performance Award. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures set forth in the Award Agreement.

8.3.3    Transferability. Performance Awards shall be Transferable as provided in Section 10.

8.3.4 Termination. Performance Awards shall terminate in accordance with Section 11.

Section 9

OTHER STOCK UNIT AWARDS

9.1       The Board is authorized to grant to Eligible Employees, Advisors and/or Directors of the Corporation and its affiliates, either alone or in addition to other Awards granted under this Plan, Awards of Shares or other securities of the Corporation or any Subsidiary of the Corporation and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other securities of the Corporation or any Subsidiary of the Corporation (“Other Stock Unit Awards”). Other Stock Unit Awards may be paid in cash, Shares, other property or in a combination thereof, as set forth in the Award Agreement.

9.2       The Board shall determine the employees to whom Other Stock Unit Awards are to be made, the times at which such Awards are to be made, the number of Shares to be granted pursuant to such Awards and all other conditions of such Awards. The provisions of Other Stock Unit Awards need not be the same with respect to each recipient. The recipient shall not be permitted to sell, assign, Transfer, pledge, or otherwise encumber the Shares or other securities which constitute Other Stock Unit Awards prior to the later of: (i) the date on which the Shares or other securities are issued, or (ii) the date on which any applicable restrictions, performance or deferral period lapses. Shares (including securities convertible into Shares) and other securities granted pursuant to Other Stock Unit Awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) and other securities purchased pursuant to purchase rights granted pursuant to Other Stock Unit Awards may be purchased for such consideration as the Committee shall determine, which price shall not be less than the Fair Market Value of such Shares or other securities on the Grant Date, unless the Committee otherwise elects. Unless the Board determines otherwise, Other Stock Unit Awards granted under this Plan shall have a vesting period of not less than one year.

Section 10

TRANSFERABILITY OF AWARDS

10. 1    Restrictions on Transfer. Awards and benefits payable under this Plan shall not be Transferable by the Participant during his or her lifetime and may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except by will or the laws of descent and distribution or, except in the case of an Incentive Option, by a domestic relations order pursuant to Section 414(p)(1)(B) of the Code. Awards shall be exercisable during a Participant’s lifetime only as set forth in the preceding sentence by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative.

10.2     Notwithstanding the above, the Board may, with respect to particular Awards, other than Incentive Options, establish or modify the terms of the Awards to allow the Awards to be Transferred, at the request of the Participant, to trusts established by the Participant or as to which the Participant is a grantor or to family members of the Participant or otherwise for personal and tax planning purposes of the Participant. If the Board allows such Transfer, such Awards shall not be exercisable for a period of not less than six months following the action of the Board. To the extent the Board action allowing such Transfer occurs within the last six months of the Term of any Award granted under this Plan, the Term of such Award shall automatically be extended for a period necessary to accommodate the exercise limitation discussed in the preceding sentence or by such other period as determined by the Board.

Section 11

TERMINATION OF AWARDS

11.1	Termination of Awards. An Award will terminate as follows:
11.1.1	Upon exercise or expiration by its terms.

11.1.2  Unless otherwise provided in the Notice of Grant when a Holder, resigns, or terminated fro “Cause” all outstanding restricted stock grants and options under the Plan that has not vested on the date of resignation is cancelled and returned to the Corporation treasury. For purposes of the Plan, a leave of absence approved by the Corporation shall not be deemed to be termination of employment. In the case of Incentive Options, however, a contract with the Participant providing for re-employment must be in place in order for the leave of absence to not be considered a termination of employment.

11.1.3 An Award held by a Holder may be exercised, to the extent then exercisable upon termination, within one year after termination of employment in the following circumstances:

11.1.3.1 after death that occurs while employed or within sixty days after termination of employment for any reason other than for Cause;

11.1.3.2 the Holder becomes subject to Permanent and Total Disability while employed; or

11.1.3.3 Retirement. In the case of retirement, any exercise of an Incentive Option more than 90 days after the date of retirement will cause the Incentive Option to lose the tax-favored benefits generally provided to Incentive Options. Awards may be exercised in such circumstances by the person or the person’s estate or guardian or those persons to whom the Award may be transferred by will or the laws of descent and distribution as appropriate.

11.1.4 If an individual holding an Award violates any term of any written employment, confidentiality or noncompetition agreement between the Corporation and that person, all existing Awards held by such person will terminate immediately. In addition, if at any time of such violation such person has exercised an Award for Shares but has not received certificates for the Shares to be issued, the Corporation may void the Award and its exercise. Any such actions by the Corporation shall be in addition to, and not in lieu of, any other rights or remedies available to the Corporation in such circumstances.

11.1.5 If an Eligible Employee holding an Award violates any covenant in any confidentiality, non-solicitation, non-competition, employment or similar agreement or arrangement with the Corporation or any of its Subsidiaries, that person will pay to the Corporation, within 30 days after receiving written notice from the Corporation, an amount equal to the gross amount gained, realized or obtained by that person’s exercise or grant of any portion of any Award exercised or granted in the 24 months prior to such violation.

11.2     Acceleration of Vesting and Extension of Exercise Period Upon Termination.

11.2.1 Notwithstanding anything contained in this Section 11, upon the termination of employment of a Holder, the Corporation may, in its sole discretion, accelerate the vesting of all or part of any Awards held by such terminated Holder, or Transferred by the Holder, so that such Awards are fully or partially exercisable as of the date of termination, and may also extend the permitted exercise period of such Awards for up to five years from the date of termination, but in no event longer than the original expiration date of such Award. Under the Code, extensions of the Term of Incentive Options will cause the Option to become non-qualified unless the exercise price is reset to be at least equal to the Fair Market Value on the date of extension and the other requirements of an Incentive Option are satisfied at that time.

11.2.2 Except as provided in Section 10.2.1 or Section 4.2, in no event will the continuation of the exercisability of an Award beyond the date of termination of employment allow the Holder, or his or her beneficiaries or heirs, to accrue additional rights under the Plan, or to purchase more Shares through the exercise of an Award than could have been purchased on the date that employment was terminated.

11.3     Additional Terms. The Corporation, in its discretion, may as to any particular outstanding Award or upon the grant of any Award, establish terms and conditions which are different from those otherwise contained in this Section 11, by, without limitation, providing that upon termination of employment for any designated reason, vesting may occur in whole or in part at such time and that such Award may be exercised for any period during the remaining Term of the Award, not to exceed ten years from the Date of Grant. This Section 11.3 shall not apply to Incentive Options.

11.4     Rule 16b-3. It is intended that the Plan and any grant of an Award made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3. If any provisions of the Plan or any such Award would disqualify the Plan or such Award hereunder, or would otherwise not comply with Rule 16b-3, such provision or Award shall be construed or deemed amended to conform to Rule 16b-3.

11.5     Governing Law. The Plan shall by construed in accordance with the laws of the State of Nevada and all applicable federal law. The securities issued hereunder shall be governed by and in accordance with the securities laws of the State of Nevada.

Section 12

DEFERRALS

12.1     The Board or Designated Officer may permit recipients of Awards to defer the distribution of all or part of any Award in accordance with such terms and conditions as shall be set forth in the Award Agreement.

Section 13

TERMINATION OR AMENDMENT OF PLAN

13.1     Notwithstanding any other provisions hereof to the contrary, the Board may at any time, amend, in whole or in part, any provisions of this Plan, or suspend or terminate it entirely; provided, however, that, unless otherwise required by law, the rights of a Holder with respect to any Awards granted prior to such amendment, suspension or termination may not be impaired without the consent of such Holder. No amendment shall, without shareholder approval, increase the number of Shares available under the Plan, increase the number of Shares for which Incentive Options may be granted, cause the Plan or any Award granted to Covered Employees under the Plan to fail to meet the conditions for exclusion of application of the $1,000,000 deduction limitation imposed by Section 162(m) of the Code where the Award was granted with the intention of avoiding such limitations, or without the consent of the Participant, cause any Incentive Option to fail to qualify as an “Incentive Stock Option” as defined by Section 422 of the Code.

Section 14

GENERAL PROVISIONS

14.1     No Right to an Award or Grant. Neither the adoption of the Plan nor any action of the Board or Designated Officer shall be deemed to give an employee any right to be granted an Option to purchase Common Stock, to receive a Grant or to any other rights hereunder except as may be evidenced by an Option Agreement duly executed on behalf of the Corporation, and then only to the extent of and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award or Grant.

14.2     No Right to Continued Employment or Business Relationship. Neither the establishment of the Plan nor the granting of any Award hereunder shall confer upon any Participant any right to continue in the employ of, or in any business relationship with, the Corporation or any Subsidiary, or interfere in any way with the right of the Corporation or any Subsidiary to terminate such employment or business relationship at any time.

14.3    No Right to Award. No Eligible Employee, Advisor or Nonemployee Director shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award or Stock Option. Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Corporation or any Affiliate and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Corporation without giving rise to liability on the part of the Corporation or any Affiliate for severance payments.

14.4     No Claim/Uniformity. Except as provided in Section 6.4, no Eligible Employee, Advisor or Nonemployee Director shall have any claim to receive any Award under this Plan, and there is no obligation for uniformity of treatment of Participants under this Plan.

14.5     Acceptance of Award Agreement. The prospective recipient of any Award under this Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have accepted an Award Agreement or other instrument evidencing the Award.

14.6     Certificates for Shares. All certificates for Shares delivered under this Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates to make appropriate reference to such restrictions.

14.7     No Offer to Sell Securities. No Award granted hereunder shall be construed as an offer to sell securities of the Corporation, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the federal securities laws and any other laws to which such offer, if made, would be subject.

14.8     Other Plans. The value of, or income arising from, any Awards issued under this Plan shall not be treated as Incentive for purposes of any pension, profit sharing, life insurance, Disability or other Retirement or welfare benefit plan now maintained or hereafter adopted by the Corporation or any Subsidiary, unless such plan specifically provides to the contrary. Nothing contained in this Plan shall prevent the Corporation from adopting other or additional Incentive arrangements, subject to stockholder approval if such approval is required.

14.9     Withholding of Taxes. The Corporation may deduct from any payment to be made pursuant to this Plan, or the Corporation may otherwise require, prior to the issuance or delivery of any Shares or the payment of any cash to a Participant, or at any time thereafter as requested by the Corporation (including without limitation at such time that a Participant makes an election under section 83(b) of the Code), payment by the Participant of any Federal, state, local or foreign taxes required by law to be withheld. The Corporation may withhold from payroll and/or any other amounts payable to the Participant all sums required to satisfy such tax obligations.

14.10   Reimbursement of Taxes. The Committee may provide in its discretion that the Corporation may reimburse a Participant for federal, state, local and foreign tax obligations incurred as a result of the grant or exercise of an Award issued under this Plan.

14.11   Grants to Covered Employees. Notwithstanding anything to the contrary in this Plan, Awards granted under the Plan to Covered Employees may be granted in a manner such that the Corporation’s income tax deduction for the Incentive attributable to the Awards is not limited to the deduction restriction imposed by Section 162(m) of the

Code.

14.12   Governing Law. This Plan and actions taken in connection with it shall be governed by the laws of State of Nevada without regard to the principles of conflict of laws.

14.13   Liability. No employee of the Corporation nor member of the Committee or the Board shall be liable for any action or determination taken or made in good faith with respect to this Plan or any Award granted hereunder and, to the fullest extent permitted by law, all employees and members shall be indemnified by the Corporation for any liability and expenses which may occur through any claim or cause of action arising under or in connection with this Plan or any Awards granted under this Plan.

14.14   Severability. If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

14.15   No Restriction of Corporate Action. Nothing contained in the Plan shall be construed to prevent the Corporation or any Parent Corporation or Subsidiary from taking any corporate action which is deemed by the Corporation or such Parent Corporation or Subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Corporation or any Parent Corporation or Subsidiary as a result of such action.